Filed Pursuant to Rule 433

Registration Statement No. 333-266487-06

January 3, 2023

Commonwealth Edison Company

First Mortgage 4.900% Bonds, Series 134, due 2033

First Mortgage 5.300% Bonds, Series 135, due 2053

January 3, 2023

Pricing Term Sheet

Issuer:	Commonwealth Edison Company
Ratings*:	A1 (Moody’s); A (S&P); A (Fitch)
Trade Date:	January 3, 2023
Settlement Date**: Securities:	January 10, 2023 (T+5) First Mortgage 4.900% Bonds, Series 134, due 2033	First Mortgage 5.300% Bonds, Series 135, due 2053
Principal Amount:	$400,000,000	$575,000,000
Maturity Date:	February 1, 2033	February 1, 2053
Coupon:	4.900%	5.300%
Benchmark Treasury:	4.125% due November 15, 2032	3.00% due August 15, 2052
Benchmark Treasury Price / Yield:	102-23 / 3.792%	84-01 / 3.916%
Spread to Benchmark Treasury:	+115 basis points	+140 basis points
Yield to Maturity:	4.942%	5.316%
Public Offering Price:	99.666% of the principal amount	99.757% of the principal amount
Interest Payment Dates:	February 1 and August 1 of each year, commencing August 1, 2023	February 1 and August 1 of each year, commencing August 1, 2023
Optional Redemption Provisions:

At any time prior to November 1, 2032 (three months prior to the maturity date), at a make whole price equal to the greater of (a) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points or (b) 100% of the principal amount; and on or after November 1, 2032, at 100% of the principal amount; plus, in each case, accrued and unpaid interest to the redemption date

At any time prior to August 1, 2052 (six months prior to the maturity date), at a make whole price equal to the greater of (a) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 25 basis points or (b) 100% of the principal amount; and on or after August 1, 2052, at 100% of the principal amount; plus, in each case, accrued and unpaid interest to the redemption date

CUSIP / ISIN:	202795 JX9 / US202795JX94	202795 JY7 / US202795JY77
Joint Book-Running Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. U.S. Bancorp Investments, Inc. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC	BNP Paribas Securities Corp. BofA Securities, Inc. U.S. Bancorp Investments, Inc. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC
Senior Managers: Managers:	BNY Mellon Capital Markets, LLC M&T Securities, Inc. Santander Investment Securities Inc. Academy Securities, Inc. Loop Capital Markets LLC Penserra Securities LLC Stern Brothers & Co.	BNY Mellon Capital Markets, LLC M&T Securities, Inc. Santander Investment Securities Inc. Academy Securities, Inc. Loop Capital Markets LLC Penserra Securities LLC Stern Brothers & Co.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about January 10, 2023, which will be the fifth business day following the date of this term sheet (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this term sheet or the next two succeeding business days will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, BofA Securities, Inc. at 1-800-294-1322 and U.S. Bancorp Investments, Inc. at 1-877-558-2607.